As filed with the Securities and Exchange Commission on January 21, 2009
Registration No.  333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Bridge Capital Holdings
(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation or Organization)

80-0123855
(I.R.S.  Employer Identification Number)

55 Almaden Boulevard
San Jose, CA 95113
408-423-8500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Thomas A.  Sa
Executive Vice President and Chief Financial Officer
Bridge Capital Holdings
55 Almaden Boulevard
San Jose, CA 95113
(408) 423-8500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Thomas G.  Reddy
Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, California 94111
(415) 393-2000
Fax (415) 393-2286

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D.  filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Warrant to Purchase Common Stock, no par value, and underlying shares of Common Stock (1), (2)	396,412(1)	$9.03 (3)	$3,579,600 (3)	$ 141

(1)
There are being registered hereunder (a) a warrant for the purchase of 396,412 shares of common stock with an initial per share exercise price of $9.03 per share, (b) the 396,412 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Each share of common stock includes one preferred share purchase right. No separate consideration is payable for the preferred share purchase rights.
(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $9.03.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2009

PROSPECTUS

BRIDGE CAPITAL HOLDINGS
WARRANT TO PURCHASE 396,412 SHARES OF COMMON STOCK
396,412 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 396,412 shares of our common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  The warrant and 23,864 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, were originally issued by us pursuant to the Letter Agreement dated December 23, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BBNK.” On January 20, 2009, the closing price of our common stock on the Nasdaq Stock Market was $4.74 per share.  You are urged to obtain current market quotations of the common stock.  Unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

Investing in our securities involves a high degree of risk.  See “ Risk Factors ” beginning on page 3.

Our principal executive offices are located at 55 Almaden Boulevard, San Jose, CA 95113, and our telephone number is (408) 423-8500.  Our Internet address is http://www.bridgebank.com.

These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2009.

ABOUT THIS PROSPECTUS	5
FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	8
USE OF PROCEEDS	8
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	8
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK	9
DESCRIPTION OF COMMON STOCK	10
PLAN OF DISTRIBUTION	12
SELLING SECURITYHOLDERS	13
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	14

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement.  See “Where You Can Find More Information” for more information.

Whenever we refer to the “company,” “we,” “our” or “us” in this prospectus, we mean Bridge Capital Holdings and its consolidated subsidiaries, unless the context suggests otherwise.  When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

SUMMARY

The Company

Bridge Bank, N.A. commenced business on May 14, 2001. Its main office is located at 55 Almaden Blvd, San Jose, California 95113. The Bank conducts commercial and retail banking business, which includes accepting demand, savings and time deposits and making commercial, real estate and consumer loans. It also issues cashier’s checks, sells travelers checks and provides other customary banking services.

In 2004, Bridge Capital Holdings, a California corporation, was formed and became the holding company for the Bank.  Information in this prospectus dated prior to September 30, 2004 is for Bridge Bank, N.A. The main office of Bridge Capital Holdings is also at 55 Almaden Blvd, San Jose, California 95113 and its telephone number is (408) 423-8500

Initial Sale of Series C Preferred Stock and Warrant

On December 23, 2008, the Company entered into a Letter Agreement and related Securities Purchase Agreement—Standard Terms with the United States Department of the Treasury, pursuant to which the Company issued and sold (i) 23,864 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series C, or the series C preferred stock, and (ii) a warrant to purchase 396,412 shares of the Company's common stock, no par value, for an aggregate purchase price of $23,864,000 in cash.

The series C preferred stock will qualify as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The series C preferred stock may be redeemed by the Company after three years. Prior to the end of three years, the series C preferred stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities of the company.

The warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $9.03 per share of common stock.

The company has agreed that, until such time as United States Department of the Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Letter Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the "EESA") as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the series C preferred stock and the warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

Other Recent Development

On December 17, 2008, the company issued 131,901 and 168,099 shares respectively of series B and series B-1 Mandatorily Convertible Cumulative Preferred Stock to Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P., which we refer to collectively as Carpenter, at $100 per share for an aggregate purchase price of $30,000,000.  Shares of series B and B-1 preferred stock accrue cumulative dividends at 10% per annum and, subject to certain conditions are convertible to the company’s common stock at an effective conversion price of $10.00 per share of common stock, subject to certain antidilution provisions.  Conditions to automatic conversion or conversion at the company’s option include shareholder and regulatory approval, payment of all cumulative dividends and the company’s common stock having an average closing price over a 20-trading day period of $10 per share or higher.  Assuming full conversion, holders of the series B and B-1 preferred stock on a pro forma basis at September 30, 2008, would have held approximately 31.2% of the voting equity securities of the company.

The Offering

The selling securityholder may offer their securities from time to time through one or more underwriters, brokers or dealers on the NASDAQ Global Select Market at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such securityholder or in private transactions. We will not receive any proceeds from the sale of the securities offered by this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws.  In addition, the company and its management may make other written or oral communications from time to time that contain forward-looking statements.  Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.  Forward-looking statements may include, among other things, statements about the company’s confidence in its strategies and its expectations about general market conditions, financial performance, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results.  Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to the company and its subsidiaries, including Bridge Bank, N.A..

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.  Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC.  The company undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC.  The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses.  Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the company.  Any investor in the company should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

RISK FACTORS

An investment in our securities involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods shown.  For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges.  Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and, with respect to the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividend requirements.

	Nine Months Ended Sept. 30	Year ended December 31,

	2008	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	-16.47x	18.47x	13.74x	13.90x	235.05x	NA

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	-16.47x	18.47x	13.74x	13.90x	235.05x	NA

No shares of our series B preferred stock, series B-1 preferred stock, series C preferred stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 396,412 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $23,864,000, which is equal to 100% of the aggregate liquidation preference of the series C preferred stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 198,206 shares.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $9.03 per share of common stock for which the warrant may be exercised.  The warrant may be exercised at any time on or before December 23, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.  The exercise price may be paid either by the withholding by the company of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder.  We will not issue fractional shares upon any exercise of the warrant.  Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.  We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Stock Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 198,206 shares of common stock until the earlier of (i) the date on which the company has received aggregate gross proceeds from a qualified equity offering of at least $23,864,000 and (ii) December 31, 2009.  The warrant and all rights under the warrant are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations ..  The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment ..  Until the earlier of December 12, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted.  Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•
in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.

Other Distributions.  If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations ..  In the event of a merger, consolidation or similar transaction involving the company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We have 30,000,000 shares of authorized common stock, no par value, of which 6,598,289 shares were outstanding as of November 30, 2008, and 10,000,000 shares of authorized preferred stock, of which (i) 1,200,000 shares are designated as series A junior participating preferred stock, none of which are outstanding, (ii) 131,901 shares are designated as series B preferred stock, all of which are outstanding, (iii) 168,099 shares are designated as series B-1 preferred, all of which are outstanding, and (iv) 23,864 shares are designated as series C preferred stock, all of which are outstanding.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends.  Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of series B preferred stock, series B-1 preferred stock, series C preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.  Series B, B-1 and C preferred stock have aggregate liquidation preferences of approximately $113.9 million.  We are permitted to pay dividends or purchase, redeem or otherwise acquire for consideration, shares of on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods and, until the earlier of (a) the third anniversary of the date of issuance of the series C preferred stock and (b) the date on which all of the series C preferred stock has been redeemed or the United States Department of the Treasury has transferred all of the series C preferred stock to third parties, we are permitted to pay dividends or purchase, redeem or otherwise acquire for consideration, shares of on our common stock only with the prior written consent of the United States Department of the Treasury.  Historically we have not paid dividends on our common stock but have retained earnings to maintain capital.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize.  Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Holders of preferred stock do not currently have voting rights except as required by law.  The company has agreed to seek shareholder approval of certain voting rights for the series B preferred stock and conversion of the series B and B-1 preferred stock to common stock.  At the completion of the shareholder meeting at which the proposal is submitted to a vote of shareholders, holders of series B preferred stock will become entitled to vote together with holders of common stock on all matters and will be entitled to cast either 2 1/2 votes per share (if bank regulators have not granted certain regulators approvals to the holders) or 10 votes per share (if bank regulators have granted such approvals).  These rights will give holders of the series B preferred stock either 4.8% (at 2 1/2 votes per share) or 16.6% (at 10 votes per share) of the voting power of outstanding equity securities.  Upon conversion of the series B and B-1 preferred stock, holders of the converted stock will hold approximately 31.2% of the voting power of outstanding equity securities.

Our common stock is listed on the Nasdaq Global Select market under the symbol “BBNK”.  Outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Remaining Authorized Preferred Stock

The remaining 8,476,136 unissued shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation.  Except in limited circumstances, the company’s articles of incorporation authorize the company’s board of directors to issue new shares of common stock or preferred stock without further shareholder action.  The company’s articles of incorporation give the board of directors authority at any time to:

• divide the remaining authorized but unissued shares of preferred stock into series;

• determine the designations, number of shares, relative rights, preferences and limitations of any series of preferred stock;

• increase the number of shares of any preferred series; and

•decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of our common stock will not have preemptive rights with respect to any newly issued stock.  The company’s board could adversely affect the voting power of holders of company stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the company that the board of directors does not believe to be in the best interests of its shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.   The Valley board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of Valley and its shareholders.

Rights Plan

The company has adopted a shareholder rights plan.  Under the plan holders of common stock will have the  right to purchase additional shares at a discount to market value if a third party acquires, or in some cases publicly announces an intention to acquire, 10% or more of the outstanding common stock of the company without the prior consent of the board of directors.  This plan could make it more difficult for a third party to acquire control of the company without the approval of the board of directors, even if the company’s shareholders might benefit from the acquisition or otherwise favor the acquisition.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Stock Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the series C preferred stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the warrant on any securities exchange unless requested by the initial selling shareholder.  No assurance can be given as to the liquidity of the trading market, if any, for the warrant.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 23, 2008, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•
a warrant to purchase 396,412 shares of our common stock, representing beneficial ownership of approximately 5.7% of our common stock as of November 30, 2008 on a pro forma basis (4.0% assuming conversion of the series B and B-1 preferred stock to common stock as of that date); and

•
396,412 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 2.2% of our common stock as of November 30, 2008 on a pro forma basis (4.0% assuming conversion of the series B and B-1 preferred stock to common stock as of that date).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale.  The selling securityholders might not sell any or all of the securities offered by this prospectus.  Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the series C preferred stock, the warrant and the common stock offered hereby will be passed upon for us by Bingham McCutchen LLP.

EXPERTS

The consolidated financial statements of Bridge Capital Holdings appearing in Bridge Capital Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Bridge Capital Holdings’ internal control over financial reporting as of December 31, 2007 have been audited by Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov.  Copies of certain information filed by us with the SEC are also available on our website at http://www.bridgebank.com.  Our website is not a part of this prospectus.  You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our common stock is listed on the NASDAQ Stock Market. You may also inspect reports, proxy statements and other information at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on April 22, June 12, August 21, September 4 and 19, November 25 and December 4, 15 and 23, 2008.

•
The description of our common stock set forth in the report on Form 8-K under Section 12(b) of the Exchange Act filed on October 4, 2004,  and any future amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Bridge Capital Holdings 55 Almaden Boulevard San Jose, CA 95113 Attn: Investor Relations Phone: (408) 423-8500

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by the company (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares).  All amounts shown are estimates except the SEC registration fee.

SEC registration	$141
Accountant's fees and expenses	1,500
Legal fees and expenses	12,500
Printing and miscellaneous costs
Total	$14,141

Item 15.  Indemnification of Directors and Officers

The company's articles of incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law.  The articles also provide that the Company is authorized to provide indemnification of directors and other agents for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limitations on excess indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.  The company’s bylaws provide that the Company shall indemnify any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that that person is or was an agent of the Company, to the fullest extent permitted by the California General Corporation Law.  The company also maintains officers and director's liability insurance.

Item 16.  Exhibits

The exhibit list required by this item is incorporated by reference to the exhibit index beginning on page ___ of this report.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however , that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 21, 2009.

Bridge Capital Holdings By /s/ Daniel P. Myers Daniel P. Myers President and Chief Executive Officer (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Bridge Capital Holdings whose signatures appear below hereby constitute and appoint Daniel P. Myers and Thomas A. Sa, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments (including post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, including registration statements filed in connection with this offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”) with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel P. Myers Daniel P. Myers	President and Chief Executive Officer (Principal Executive Officer) and Director	January 21, 2009

/s/ Thomas A. Sa Thomas A. Sa	Executive Vice President, Chief Administrative Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2009

/s/ Richard M. Brenner Richard M. Brenner	Director	January 21, 2009

/s/ Owen Brown Owen Brown	Director	January 21, 2009

/s/ David V. Campbell David V. Campbell	Director	January 21, 2009

/s/ Robert P. Gionfriddo Robert P. Gionfriddo	Director	January 21, 2009

/s/ Howard Gould Howard Gould	Director	January 21, 2009

/s/ Allen C. Kramer, M.D. Allen C. Kramer, M.D.	Director	January 21, 2009

/s/ Robert P. Latta Robert P. Latta	Director	January 21, 2009

/s/ Thomas M. Quigg Thomas M. Quigg	Director	January 21, 2009

/s/ Barry A. Turkus Barry A. Turkus	Director	January 21, 2009

EXHIBIT INDEX

3.1	Articles of Incorporation of Bridge Capital Holdings as amended (incorporated by reference to Exhibits 3(i)(a) and 3(i)(b) of the company’s Current Report on Form 8-K dated October 1, 2004)
3.2
Certificate of Determination for Series B and B-1 Mandatorily Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1 of the company’s Current Report on Form 8-K filed December 19, 2008)

3.3
Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.2 of the company’s Current Report on Form 8-K filed December 19, 2008), as amended by Certificates of Amendments of Certificate of Determination (incorporated by reference to Exhibits 3.2 and 3.3 to the company’s Current Report on Form 8-K filed December 24, 2008)

3.4
Restated By-laws of Bridge Capital Holdings as amended on January 26, 2000 (incorporated by reference to Exhibit 3(i)(c) to the company’s Current Report on Form 8-K dated October 1, 2004) and amended by an amendment to Section 2.2 thereof (incorporated by reference to Exhibit 3.4 to the company’s Current Report on Form 8-K filed December 24, 2008)

4.1	Warrant, dated December 23, 2008 to purchase shares of Common Stock of the Company (incorporated by reference to Exhibit 4.2 of the company’s Current Report on Form 8-K filed December 24, 2008)
10.1
Letter Agreement, dated December 23, 2008, between the United States Department of the Treasury and the Company, which includes Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 of the company’s Current Report on Form 8-K filed December 23, 2008)

5.1	Opinion of Bingham McCutchen LLP
12.1	Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
23.1	Consent of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm.
23.2	Consent of Bingham McCutchen LLP (included in exhibit 5.1)